Exhibit 2.1

STOCK REPURCHASE AGREEMENT

This STOCK REPURCHASE AGREEMENT is made on this 31st day of March, 2004, by and between Omtool, Ltd., a corporation organized under the laws of the state of Delaware (the “Company”), and ASA International Ltd. (the “Seller”).

WHEREAS, the Seller has offered and desires to sell 175,000 shares of its Common Stock, par value $.01 per share of the Company (the “Common Stock”), owned of record and beneficially by the Seller, (the “Shares”), on the terms and conditions set forth below; and

WHEREAS, the Company desires to purchase the Shares and is willing to do so on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             PURCHASE AND SALE OF THE SHARES.

1.1           Purchase of Shares.  Subject to the provisions of Section 1.4 hereof, the purchase and sale of the Shares pursuant to this Agreement shall take place at the offices of the Company as soon as reasonably practicable after the date hereof, which date and time shall be mutually agreeable by the Company and Seller (the “Closing”).

1.2           Purchase Price.  At the Closing, the Company shall pay Seller by wire transfer of immediately available funds an aggregate amount equal to Two Million Twelve Thousand Five Hundred dollars ($2,012,500) as the purchase price for the Shares.  Provided that Seller has received the aforesaid purchase price, after the Closing Seller shall no longer be entitled to any of the benefits of ownership of the Stock, including voting rights relating thereto.

1.3           Delivery of the Shares.  At the Closing, the Seller shall deliver Certificate number OMT 3275 representing 225,625 shares of the Company’s Common Stock, including the Shares properly indorsed for transfer to the Company hereto, evidencing the sale, transfer and assignment of the Shares to the Company.  The parties agree that upon receipt of the purchase price by Seller, the certificate(s) representing the Shares shall be cancelled.  In connection therewith, the Seller hereby irrevocable constitutes and appoints any officer of the Company, and its counsel as its attorney to transfer the Shares on the record books of the Company with full power of substitution in the premises.  Following the Closing, the Company shall promptly cause to be delivered to the Seller a certificate, bearing restrictive legends, representing 50,625 shares of the Company’s Common Stock in the name of the Seller, such shares being the number of shares represented by the certificate delivered at Closing that are not being purchased by the Company hereunder.

2.             REPRESENTATIONS AND WARRANTIES OF THE SELLER.  Seller represents and warrants to the Company as follows:

2.1           Ownership.  Seller is the sole beneficial owner and record holder of the Shares, free and clear of any lien, pledge, hypothecation, restriction or encumbrance.  Seller has the full right and power to sell and transfer to the Company the Shares and the sale of the Shares provided in this Agreement will vest in the Company good, valid and marketable title to the Shares.

2.2           Due Execution and Enforceability.  Seller has full power and authority to enter into and to perform this Agreement in accordance with its terms.  This Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller, have been duly executed and delivered by Seller, and assuming due authorization, execution and delivery by the Company, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Seller constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.  Consummation of the transaction contemplated hereby will not conflict with or otherwise be in violation or breach of any agreement or obligation to which Seller is a party or of any law, rule, regulation or court order applicable to Seller.

2.3           Knowledge of the Company. Prior to executing this Agreement, Seller has had the opportunity to ask questions of and receive information from representatives of the Company concerning the financial condition, operating results, general affairs and state of the Company and has obtained from the Company any and all such information so requested.  Seller’s questions have been answered to its satisfaction and it has obtained such information relating to the Company as it has deemed necessary to make the decision to sell the Shares to the Company.  Seller.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Company represents and warrants to the Seller as follows:

3.1           Due Execution and Enforceability. Company has full power and authority to enter into and to perform this Agreement in accordance with its terms. This Agreement and each document, instrument or agreement executed pursuant to this Agreement by Company, have been duly executed and delivered by Company, and assuming due authorization, execution and delivery by Seller, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Company constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with their terms. The consummation of the transactions contemplated hereby by the Company will not conflict with or otherwise be in violation or breach of any agreement or obligation to which the Company is a party or of any law, rule, regulation or court order applicable to the Company.

4.             RELEASE OF CLAIMS; COVENANTS.

4.1           Release.  In exchange for the payments and deliveries described herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby agrees that it, and its representatives, estate, heirs, administrators, agents, successors and assigns (collectively and individually the “Releasor”), absolutely and unconditionally hereby release, remise, indemnify, hold harmless and forever discharge the Company, its successors and assigns, as well as its and its successors’ and assigns’ current and former directors, stockholders, officers, employees, attorneys, representatives, and/or agents of every nature (collectively and individually the “Releasees”), from any and all “Claims” that the Releasor has, may have or has had against the Releasees.

4.2           Definition of Claims.  For purposes of this Agreement, “Claims” shall mean any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, obligations, agreements, promises, debts, damages, judgments, rights and demands, whether existing or contingent, known or unknown, in law or in equity, arising out of or in connection with (i) Seller’s ownership of the Shares (ii) any federal, state or local law, constitution or regulation regarding stock, stock options, equity, ownership interests and/or securities, relating to Seller’s ownership of the Shares.  Notwithstanding the foregoing, Claims relating to the sale and assignment of the Shares and payment of the purchase price therefor pursuant to this Agreement shall be excluded from the definition of “Claims.”

4.3           Termination of Registration Rights.  Seller hereby terminates any and all registration rights and related notice rights, if any, which Seller may have or be deemed to have with respect to any shares of capital stock of the Company held, of record or beneficially, by Seller, whether being sold hereunder or retained by Seller.  Seller further waives any compliance with any such registration rights prior to the date of this Agreement, and hereby agrees that any registration rights and related notice rights shall be of no further force or effect.

4.4           Confidentiality.  Seller is aware of, and will comply with its obligations under federal securities laws with respect to material, non-public information regarding the Company, including any information obtained by Seller in connection with its decision to sell the Shares to the Company.

5.                                       MISCELLANEOUS.

5.1           Survival of Representations and Warranties.  All representations, warranties and covenants, wherever in this Agreement contained, shall survive the date hereof.

5.2           Binding Effect.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, successors and assigns of Seller and the Company.  Neither party may assign any such rights, without the prior written consent of the other party.  Notwithstanding any such assignment, the original signatories hereto shall continue to be bound.

5.3           Further Action.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

5.3           Governing Law.  This Agreement shall be construed in accordance and governed by the internal laws of the State of Delaware.

5.4           Entire Agreement.  This Agreement comprises the entire agreement of the parties with respect to the subject matter hereof, and no representations or warranties have been made by Seller or the Company not contained herein, and no statements, written or oral, made by one of the parties to the other (expect as contained or provided for herein) shall be deemed to have been relied upon by the other.

5.5           Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Accepted and agreed to as of the date first above written by:

COMPANY

OMTOOL, LTD.

By:	/s/ Daniel A. Coccoluto
Name: Daniel A. Coccoluto
Title: Acting CFO Secretary and Treasurer

SELLER

ASA INTERNATIONAL LTD.

By:	/s/ Terrence C. McCarthy
Name: Terrence C. McCarthy
Title: Vice President & Treasurer